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Exhibit 5.1

[LETTERHEAD OF HOGAN & HARTSON L.L.P.]

February 21, 2006

Board of Directors
Liquidity Services, Inc.
1920 L Street N.W., 6th Floor
Washington, D.C. 20036

Ladies and Gentlemen:

        We are acting as counsel to Liquidity Services, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-1, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 8,840,466 shares of the Company's common stock, par value $.001 per share ("Common Stock"). Of such shares, up to approximately 5,000,000 shares of Common Stock (the "Company Shares") have been registered for sale by the Company and up to approximately 3,840,466 shares of Common Stock (the "Selling Stockholders' Shares," and collectively with the Company Shares, the "Shares") have been registered for sale by the stockholders of the Company identified in the registration statement (the "Selling Stockholders"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  The Third Restated Certificate of Incorporation, as amended, of the Company, as certified by the Secretary of State of the State of Delaware on February 14, 2006 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  3.
  Form of the Fourth Amended and Restated Certificate of Incorporation of the Company to become effective upon the completion of the offering of the Shares.

  4.
  The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  5.
  Form of the Amended and Restated Bylaws of the Company to become effective upon the completion of the offering of the Shares.

  6.
  The proposed form of Underwriting Agreement among the Company and several Underwriters to be named therein, for whom Friedman, Billings, Ramsey & Co., Inc. and RBC Capital Markets Corporation will act as representative, filed as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement").

  7.
  Resolutions of the Board of Directors of the Company adopted at meetings held on August 26, 2005, November 7, 2005, December 2, 2005 and January 23, 2006, and by unanimous written consent dated February 10, 2006, in each case, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Company Shares and the sale of the Selling Stockholders' Shares and arrangements in connection therewith.

  8.
  Certain resolutions of the Board of Directors of the Company, all committees thereof and the stockholders of the Company, relating to, among other things, the issuance of the Selling Stockholders' Shares, and the stock record books of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  9.
  A certificate of the Vice President, General Counsel and Secretary of the Company with respect to certain matters relating to the subject matter of this opinion letter.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that (a) following the (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Company Shares pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Company Shares specified in the resolutions of the Board of Directors or the Pricing Committee thereof, the Company Shares will be validly issued, fully paid, and nonassessable, and, (b) assuming receipt by the Company of the consideration for the Selling Stockholders' Shares specified in the resolutions of the Board of Directors, the Selling Stockholders' Shares are validly issued, fully paid and nonassessable.

        This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                      Very truly yours,
                      /s/ Hogan & Hartson L.L.P.
                      HOGAN & HARTSON L.L.P.

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[LETTERHEAD OF HOGAN & HARTSON L.L.P.] February 21, 2006